Exhibit 99.1

Release date: July 23, 2009	Contact:	Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS INTERNATIONAL ANNOUNCES
THIRD QUARTER EARNINGS AND DECLARES QUARTERLY DIVIDEND

PITTSBURGH, PA, JULY 23, 2009 - Matthews International Corporation (NASDAQ GSM: MATW) today announced earnings for the fiscal quarter ended June 30, 2009.  Net income for the Company’s fiscal 2009 third quarter was $18,068,000, representing earnings per share of $0.60.  The fiscal 2009 third quarter results included net unusual charges of approximately $1.3 million (pre-tax), or $0.03 per share.  Unusual items for the current quarter primarily consisted of charges related to the consolidation of certain production operations within the Company’s Bronze segment and costs related to operational and systems improvements in certain of the Company’s other businesses, net of favorable changes in certain asset values resulting from current market conditions.  Fiscal 2009 third quarter earnings also included the favorable effect of an adjustment of $0.01 per share, primarily related to changes in the estimated tax accruals for open tax periods.  Net income for the quarter ended June 30, 2008 was $21,378,000, or $0.69 per share.

Sales for the quarter ended June 30, 2009 were $192,047,000, compared to $219,270,000 in the same quarter a year ago.  Third quarter sales for the current fiscal year included the impact of the Company’s acquisition in May 2008 of Saueressig GmbH & Co. KG (“Saueressig”).  Saueressig reported sales of approximately $26,600,000 for the fiscal 2009 third quarter, compared to $17,800,000 for the period from the acquisition date (May 2008) through June 30, 2008.  Operating profit for the three months ended June 30, 2009 was $29,810,000.  Operating profit for the fiscal 2009 third quarter included approximately $2.1 million of the net unusual charges noted above.  Operating profit was $36,734,000 for the same period last year.  Changes in foreign currency values against the U.S. dollar were estimated to have an unfavorable impact of approximately $14,300,000 and $1,900,000, respectively, on the Company’s sales and operating profit compared to the quarter ended June 30, 2008.

Matthews International Corporation                                         2 of 4                                                          July 23, 2009

Net income for the nine months ended June 30, 2009 was $42,099,000, representing earnings per share of $1.38.  The year-to-date fiscal 2009 results included unusual charges of approximately $13.2 million (pre-tax), or $0.28 per share.  Unusual charges primarily consisted of severance and other costs related to the consolidation of certain production operations within the Company’s Bronze segment, costs related to operational and systems improvements in certain of the Company’s other businesses, and asset adjustments resulting from current market conditions.  In addition, fiscal 2009 earnings included the favorable effect of adjustments of $0.04 per share to income tax expense.  These adjustments related to the Company’s ability to utilize a European tax loss carryover generated in prior years and changes in the estimated tax accruals for open tax periods.  Net income for the nine months ended June 30, 2008 was $59,092,000, or $1.90 per share.  Fiscal 2008 earnings included the favorable effect of a one-time adjustment of $0.06 per share to income tax expense recorded in the Company’s fiscal 2008 first quarter.  This adjustment represented the impact on deferred income taxes resulting from certain income tax rate reductions in Europe.

Sales for the nine months ended June 30, 2009 were $580,695,000, compared to $599,445,000 in the same period last year.  The reduction in consolidated sales reflected the impact of the current recession on unit volumes and selling prices in the Company’s Memorialization and Brand Solutions businesses, a decline in the casketed death rate compared to the same period last year, and unfavorable changes in foreign currency values against the U.S. dollar.  These declines were partially offset by the impact of the acquisition of Saueressig.  Saueressig reported sales of approximately $76,800,000 for the first nine months of fiscal 2009, compared to $17,800,000 for the period from the acquisition date (May 2008) through June 30, 2008.  Operating profit for the nine months ended June 30, 2009 was $73,328,000.  Fiscal 2009 operating profit included approximately $12.8 million of the unusual charges noted above.  Operating profit was $97,904,000 for the same period last year.  Changes in foreign currency values against the U.S. dollar were estimated to have an unfavorable impact of approximately $28,400,000 and $3,600,000, respectively, on the Company’s year-to-date sales and operating profit compared to the nine months ended June 30, 2008.

In discussing the Company’s results for the current fiscal year, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“The three months ended June 30, 2009 was another challenging quarter for Matthews.  In addition to the impact of the current recession on the revenues for most of our businesses, unit volumes in our Memorialization businesses were further affected by a decline in the casketed death rate in many of the territories that we serve, compared to a year ago.”

Matthews International Corporation                                         3 of 4                                                                 July 23, 2009

“Sales and operating profits in our Bronze and Casket segments were lower than a year ago, reflecting a decline in unit volume and an unfavorable change in product mix, compared to the third quarter and year-to-date periods last year.  In our Brand Solutions businesses, excluding the impact of the Saueressig acquisition, sales and operating profits in each of these segments also declined, reflecting the impact of the recession.  A number of projects were delayed or cancelled by customers as a result of the current economic conditions.”

Mr. Bartolacci further stated:  “Although the operating results for the most recent quarter did not meet our long-term growth objectives, our performance demonstrates the stability of Matthews in difficult economic circumstances.  Compared to earnings per share of $0.69 in the third quarter last year, we posted earnings per share for the current quarter of $0.60, which included net unusual charges of $0.03 per share, a one-time tax benefit of $0.01 per share and an unfavorable change in currency values of $0.03 per share.”

“The predictability of our results in the near-term remains difficult in this environment and, as such, we continue to remain very cautious.  However, I am encouraged by the actions that our business leaders are continuing to take to mitigate the impact of the decline in revenues.  Although the unusual charges associated with these actions have impacted profitability in the short-term, these steps, as well as other cost reduction initiatives, should provide long-term benefits to Matthews as the economy recovers.  In addition, despite the current economic climate, the profitability of Saueressig continued to improve during the quarter as a result of their recent cost structure initiatives.”

The Board of Directors of Matthews International Corporation also declared at its regularly scheduled meeting today a dividend of $0.065 per share on the Company’s common stock for the quarter ended June 30, 2009.  The dividend is payable August 18, 2009 to stockholders of record August 4, 2009.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

Matthews International Corporation                                            4 of 4                                                                            July 23, 2009

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company’s control.

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended		Nine Months Ended
	6/30/08	6/30/09	6/30/08	6/30/09
Sales	$219,270	$192,047	$599,445	$580,695
Operating Profit	36,734	29,810	97,904	73,328
Income before Taxes	33,571	27,554	90,811	63,988
Income Taxes	12,193	9,486	31,719	21,889
Net Income	$21,378	$18,068	$59,092	$42,099
Earnings per Share	$0.69	$0.60	$1.90	$1.38
Weighted Average Shares	31,041,113	30,222,110	31,085,134	30,503,758

Note:
Earnings for the third quarter and first nine months of fiscal 2009 included net pre-tax unusual charges of approximately $1.3 million ($0.03 per share) and $13,200,000 ($0.28 per share), respectively, which primarily consisted of severance and other costs related to the consolidation of certain production operations within the Company’s Bronze segment, costs related to operational and systems improvements in certain of the Company’s other businesses, and asset adjustments resulting from current market conditions.  In addition, third quarter and year-to-date fiscal 2009 earnings included the favorable effect of adjustments of $0.01 and $0.04 per share, respectively, to income tax expense.

Earnings for the first nine months of fiscal 2008 included the favorable effect of a one-time adjustment of $0.06 per share to income tax expense.  This adjustment represented the impact on deferred income taxes resulting from certain income tax rate reductions in Europe.